Exhibit 99.1
PRESS RELEASE

Contact:                 David Young
                                TESSCO Technologies Incorporated
                                Chief Financial Officer
                                (410) 229-1380
                                young@tessco.com

For Immediate Release

TESSCO Reports $0.43 in Earnings per Share
Core Commercial and Government Market Revenues Grow 50%

Stock Buyback Program Expanded

HUNT VALLEY, MARYLAND, JULY 18, 2006 — TESSCO Technologies Incorporated (Nasdaq:TESS), a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems, today reported earnings for the first quarter ended June 25, 2006.

Chairman, President and CEO Robert B. Barnhill commented, “We started TESSCO’s 25th year strong, making excellent progress on the achievement of our Imperatives for this fiscal year, as outlined in our most recent Annual Report to Shareowners.” He continued, “I am very pleased with this quarter’s performance and more importantly, the momentum and opportunities we have developed for delivering reliable revenue and profit growth in the future. We are positioned in the exploding world of wireless, with an on-point and strong value proposition, a productive operating platform, outstanding leadership and team member talent, and financial strength. As we continue our journey, we are well positioned and committed to achieving thriving, enduring success, by growing the value we deliver to our customers, suppliers, team members and shareowners.”

Progress on the Imperatives for Fiscal Year 2007:

Imperative # 1: Increase quality revenues   selling more commercial and government customers, more product categories, more often.

We made excellent progress toward our imperatives to grow quality revenues:

•                    Core commercial revenues grew 50 percent compared to the first quarter last year and 17 percent sequentially over last quarter.

•                    Monthly buyers grew 12 percent compared to the first quarter last year and 3 percent sequentially.

•                    Qualified leads and target accounts grew.

•                    Purchases per customer grew 32 percent compared to last year and 14 percent sequentially.

•                    New product offerings, including the major expansion of our WLAN offering through the acquisition of TerraWave and GigaWave, were added.

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Imperative # 2: Increase diversification and reduce concentration risk …reducing the dependence on any one customer, supplier, facility and/or individual.

Although our cellular accessory and repair components programs drove a large portion of our growth during the quarter, we continue to be focused on diversifying our overall business:

•                    We are less dependent on the large dominated cellular carrier infrastructure capital expenditures.

•                    Much of our growth is coming from the product areas where we can build demand.

•                    Our vendors are much more diverse.

•                    We are enhancing our vendor relationships and the growth of proprietary products should improve gross profit margins.

Our operational strategy is focused on strengthening our analytic-based decision processes, disaster recovery, and team member development and succession planning.

Imperative # 3: Grow margins …by executing flawlessly with high productivity.

•                    Our net income as a percentage of revenue reached 1.7 percent compared to 0.8 percent in last year’s first quarter and 1.1 percent last quarter.

•                    Overall gross profit margin was 25.1 percent this quarter compared with 17.5 percent in the same quarter last year and 25.5 percent last quarter.  Our commercial gross margin decreased slightly compared to both periods due to product mix changes; however, in comparison to last year’s first quarter, our overall gross margin increased due to the loss of the low margin consumer affinity relationship.

Imperative # 4: Improve returns …through gains in margins and asset turnover.

•                    Return on average assets was 5.6 percent compared to 3.2 percent in the first quarter of last year and 3.3 percent last quarter.

•                    Return on average equity was 11.2 percent compared to 8.0 percent in the first quarter of last year and 6.6 percent last quarter.

•                    Cash flow from operations for the quarter was $6.4 million.  During the quarter, we used $3.8 million for an initial cash payment for the acquisition of TerraWave and GigaWave.  We ended the quarter with a cash balance of $3.6 million and no outstanding borrowings on our revolving line of credit.

Imperative # 5: Recruit, retain, and develop exceptional leaders and contributors …to assure the capacity, commitment and capability of achieving our goals, today and tomorrow.

 We continue to build on our recruiting, development, and retention programs to develop the talent we need to create and execute on our initiatives, and we launched formal succession planning.

Financial Performance Summary for the Quarter:

•                    Revenues for the quarter totaled $111.9 million, down 25 percent over the prior-year quarter due to a 98 percent decrease in consumer revenues related to the transitioned affinity relationship, but largely offset by a 50 percent increase in commercial and government sales.

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•                    Gross profits for the quarter totaled $28.1 million, a decrease of 8 percent over the prior-year period, due to an 89 percent decrease in consumer gross profits, substantially offset by a 45 percent increase in commercial and government gross profits.

•                    Net income for the quarter was $1.9 million, or $0.43 per diluted share, compared with $1.2 million and $0.29 per diluted share for the same period of the prior fiscal year.

•                    Our net income as a percentage of revenue reached 1.7 percent compared with 0.8 percent in last year’s first quarter.

•                    Within the commercial and government market, revenues from the self-maintained user, government and reseller channels grew 71 percent year-over-year, while revenues from the public carrier and network operator market showed an 11 percent decrease for the same period.

•                    Network infrastructure product sales and gross profits increased year-over-year by 8 percent and 9 percent, respectively, primarily driven by sales in fixed wireless broadband and WLAN products. These increases were largely a result of our acquisition of TerraWave and GigaWave in late April.

•                    Mobile devices and accessories product sales and gross profits in our commercial and government markets increased year-over-year by 79 percent and 46 percent, respectively, primarily as a result of increased sales of accessory products to carrier and independent retail customers.

•                    Mobile devices and accessories product sales and gross profits in our consumer market decreased 98 percent and 89 percent, respectively, as compared to the same quarter last year, due to the transition of our large affinity relationship.

•                    Installation, test and maintenance product sales and gross profits increased year-over-year by 100 percent and 111 percent, respectively.  This significant increase in revenues, gross profits and gross margins was primarily driven by large sales of repair components early in the quarter related to our expanded major repair components relationship.  Going forward, we expect that revenues and gross profits from sales of these repair components will not continue at this level, but will return to levels more consistent with those experienced last fiscal year.

•                    Overall gross profit margin was 25.1 percent this quarter compared with 17.5 percent in the same quarter last year. Last year’s first quarter gross profit margin was impacted by the high volume, low margin handsets driven by the now-transitioned affinity relationship.  Commercial gross margin decreased to 24.7 percent compared with 25.5 percent for the same quarter last year. Our overall commercial gross margin decreased slightly due to product mix changes within the mobile devices and accessories line of business, related to some of the large retail relationships established during the second half of the prior fiscal year.  Gross margins in our other lines of business increased.

Stock Buyback Program

The company believes that the current share price does not accurately reflect the value and future prospects of TESSCO.  It is felt that the repurchase of shares, when appropriate, is an excellent use of funds to enhance long-term shareholder value while potentially providing increased liquidity to shareowners.

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On July 17, 2006 our Board of Directors authorized the purchase of an additional 400,000 shares of our Common Stock as part of our existing Stock Buyback Program. With this increase, up to 790,497 shares now remain available for repurchase from time to time in the open market, by block purchase, or through negotiated transactions, or possibly other transactions managed by broker-dealers. Purchases are funded from working capital and/or the Company's credit facility.  No timetable has been set for the completion of the Program.

As of June 25, 2006, 509,503 shares had been purchased under this program since it began in May 2003 at a total cost of approximately $5.9 million, or an average price of $11.59 per share.  On June 25, 2006, approximately 4.2 million shares of common stock were outstanding.

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results and future prospects, are based on current expectations and analysis. These statements are forward-looking, and actual results may differ materially.

At this time, TESSCO has elected to update its annual guidance for fiscal year 2007.  The previous guidance was for earnings of $1.20 to $1.40 per share this fiscal year. Considering the first quarter results, we now believe that earnings will be in the range of $1.35 to $1.55 per share for the year.

We expect that positive momentum will continue in all lines of business with the exception of the installation, test and maintenance line of business, in which the repair components business is expected to return to more historical levels and not continue at the level seen in the first quarter.

A conference call will be held on July 19, 2006, at 10:00 a.m. EDT to discuss the financial results for the first quarter of fiscal year 2007.  The conference call will also be available via Web cast by visiting: http://www.tessco.com/go/pressroom.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

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Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in or contemplated by any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results.  These risks include, but are not limited to, those risks identified in the Company's periodic reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

Without limiting the foregoing, the statements in this press release regarding TESSCO’s ability to benefit from the recent acquisition of the TerraWave and GigaWave business, or as to possible contributions to TESSCO’s revenues resulting from that acquisition, are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  In addition to those risks to which our business and the acquired businesses are generally subject to, the acquisition of these businesses continue to give rise to transitional risks and the risk that the anticipated benefits will not be realized.

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TESSCO Technologies Incorporated
Consolidated Statements of Income

	Fiscal Quarters Ended
	June 25, 2006	March 26, 2006	June 26, 2005
	(unaudited)	(unaudited)	(unaudited)

Revenues	$111,940,300	$96,561,300	$148,323,300
Cost of goods sold	83,855,200	71,899,900	122,301,200
Gross profit	28,085,100	24,661,400	26,022,100
Selling, general and administrative expenses	24,968,100	22,761,300	23,959,800
Income from operations	3,117,000	1,900,100	2,062,300
Interest, net	155,300	165,800	38,000
Income before provision for income taxes	2,961,700	1,734,300	2,024,300
Provision for income taxes	1,108,300	676,500	789,500
Net income	$1,853,400	$1,057,800	$1,234,800

Basic earnings per share	$0.44	$0.26	$0.29
Diluted earnings per share	$0.43	$0.25	$0.29
Basic weighted average shares outstanding	4,180,500	4,135,900	4,236,700
Diluted weighted average shares outstanding	4,275,800	4,257,000	4,277,000

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TESSCO Technologies Incorporated
Consolidated Balance Sheets

	June 25, 2006	March 26, 2006
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,564,600	$2,286,900
Trade accounts receivable, net	42,186,200	43,576,500
Product inventory	55,736,100	47,615,700
Deferred tax asset	2,396,000	2,396,000
Prepaid expenses and other current assets	2,370,200	2,799,200
Total current assets	106,253,100	98,674,300

Property and Equipment, Net	24,627,300	24,619,800
Goodwill, Net	3,062,800	2,452,200
Other Long-Term Assets	2,534,200	1,054,100
Total assets	$136,477,400	$126,800,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$53,441,400	$44,984,000
Accrued expenses and other current liabilities	6,492,300	7,543,400
Revolving credit facility	—	—
Current portion of long-term debt	439,900	442,500
Total current liabilities	60,373,600	52,969,900

Deferred Tax Liability	2,785,300	2,785,300
Long-Term Debt, Net of Current Portion	4,470,700	4,559,400
Other Long-Term Liabilities	1,364,500	1,379,000
Total liabilities	68,994,100	61,693,600

Shareholders’ Equity:
Preferred stock	—	—
Common stock	50,100	49,600
Additional paid in capital	25,425,800	24,748,700
Treasury stock, at cost	(9,699,900)	(9,521,100)
Retained earnings	51,617,600	49,764,200
Accumulated other comprehensive income	89,700	65,400
Total shareholders’ equity	67,483,300	65,106,800

Total liabilities and shareholders’ equity	$136,477,400	$126,800,400

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TESSCO Technologies Incorporated
Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended June 25, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	$12,268	$704	$4,244	$17,216
User, Governments and Resellers	25,437	41,159	26,610	93,206
Total Commercial/Government Revenue	37,705	41,863	30,854	110,422
Consumer Revenue	—	1,518	—	1,518
Total Revenue	$37,705	$43,381	$30,854	$111,940

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$2,814	$197	$944	$3,955
User, Governments and Resellers	6,289	8,475	8,609	23,373
Total Commercial/Government Gross Profit	9,103	8,672	9,553	27,328
Consumer Gross Profit	—	757	—	757
Total Gross Profit	$9,103	$9,429	$9,553	$28,085

Change from the Quarter Ended June 26, 2005:
Commercial/Government Revenue:
Public Carriers and Network Operators	(14.4%)	12.6%	(3.2%)	(11.0%)
User, Governments and Resellers	23.7	80.9	140.6	71.4
Total Commercial/Government Revenue	8.1	79.1	99.8	49.8
Consumer Revenue	—	(98.0)	—	(98.0)
Total Revenue	8.1%	(55.7%)	99.8%	(24.5%)

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(15.9%)	14.5%	(5.0%)	(12.3%)
User, Governments and Resellers	25.8	47.0	143.1	63.4
Total Commercial/Government Gross Profit	9.1	46.1	110.6	45.2
Consumer Gross Profit	—	(89.5)	—	(89.5)
Total Gross Profit	9.1%	(28.2%)	110.6%	(7.9%)

Change from the Quarter Ended March 26, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	27.1%	9.7%	0.4%	18.5%
User, Governments and Resellers	9.6	17.3	21.8	16.3
Total Commercial/Government Revenue	14.7	17.2	18.4	16.6
Consumer Revenue	—	(19.7)	—	(19.7)
Total Revenue	14.7%	15.3%	18.4%	15.9%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	20.1%	2.6%	2.6%	14.4%
User, Governments and Resellers	14.4	9.4	23.3	15.5
Total Commercial/Government Gross Profit	16.1	9.2	20.9	15.4
Consumer Gross Profit	—	(22.3)	—	(22.3)
Total Gross Profit	16.1%	5.8%	20.9%	13.9%